Exhibit 99.2

BRIDGE LOAN CREDIT AGREEMENT

Among

THE PMI GROUP, INC.,

as the Borrower,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as the Administrative Agent, Sole Lead Arranger and Sole Book Manager

and

The Lenders Party Hereto

Dated as of August 23, 2006

SCHEDULES

Schedule 1.01	Insurance Subsidiaries
Schedule 2.01	Commitments and Pro Rata Shares
Schedule 7.01	Existing Liens
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Opinion of the General Counsel of the Borrower
Exhibit E-2	Opinion of Sullivan & Cromwell
Exhibit F	Solvency Certificate

This BRIDGE LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of August 23, 2006, among THE PMI GROUP, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent.

The Borrower proposes to implement an accelerated share repurchase program under which it will repurchase shares of its common stock for cash in the amount of approximately $345,000,000 (the “Accelerated Share Repurchase Program”). The Borrower has requested that the Lenders provide bridge loans to the Borrower in an aggregate amount of $345,000,000, the proceeds of which will be used by the Borrower to pay the purchase price of common stock purchased under the Accelerated Share Repurchase Program. The Lenders are willing to make such loans to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Share Repurchase Program” has the meaning specified in the introductory paragraph hereof.

“Adjusted Consolidated Net Worth” means Consolidated Net Worth, as adjusted to exclude accumulated other comprehensive income net of deferred taxes (whether such accumulated other comprehensive income net of deferred taxes shall be a negative or positive amount).

“Administrative Agent” means Goldman Sachs Credit Partners L.P., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitment” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Applicable Margin” means 0.25%.

“Arranger” means Goldman Sachs Credit Partners L.P., in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” has the meaning specified in Section 7.03.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment Effective Date” has the meaning specified in Section 10.07(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks). The prime rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the prime rate. Each change in the prime rate shall be effective from and including the date such change is published in The Wall Street Journal.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means (i) if with regards to a Eurodollar Rate Loan, any day that (x) is not any of a Saturday, a Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (y) on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market and (ii) if not with regards to a Eurodollar Rate Loan, any day that is not any of a Saturday, a Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower’s then outstanding securities or (b) a majority of the members of the Borrower’s Board of Directors are not persons who were on the Borrower’s Board of Directors on the date hereof, unless the election or nomination to the Borrower’s Board of Directors of any such members was approved by persons constituting at the time of such election or nomination (as the case may be) at least a majority of the Borrower’s Board of Directors; provided that no “Change of Control” shall have occurred pursuant to clause (b) of this definition solely as a result of a Merger of the Borrower permitted by Section 7.02(b) in which the Borrower is not the surviving entity if such Merger has been approved by persons constituting at least a majority of the Borrower’s Board of Directors immediately prior to such Merger.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied, or waived in accordance with Subsection 10.01(a).

“CMG Company” means each of the CMG Mortgage Insurance Company, CMG Mortgage Reinsurance Company, CMG Mortgage Assurance Company and each of their respective subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compensation Period” has the meaning specified in Subsection 2.10(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Net Worth” means, for any period, the sum of the consolidated net worth of the Borrower and its Subsidiaries, as calculated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Securities” means any bonds, debentures, notes, hybrid or equity-linked securities or other similar instruments.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan (for so long as it is a Eurodollar Rate Loan), the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Delayed Draw Fee Rate” means 0.05%.

“Department” means the applicable Supervisory Authority.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and that extends credit or buys loans; provided, no Affiliate of the Borrower shall be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated), that, together with the Borrower, is treated as a single employer within the meaning of

Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined in good faith by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined in good faith by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or occurrences described in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Goldman Sachs Credit Partners L.P., in its capacity as a Lender, on such day on such transactions as determined by Goldman Sachs Credit Partners L.P.

“Financial Statements” has the meaning specified in Section 5.05.

“Fitch” means Fitch Ratings, a subsidiary of Fimalac, S.A., and any successor thereto.

“FGIC Company” means FGIC Corporation and any of its subsidiaries.

“Foreign Lender” has the meaning specified in Subsection 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” has the meaning specified in Section 2.01.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date or during the period with respect to which such principles are applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Guarantee at any time shall (subject to any limitation set forth therein) be deemed to be the outstanding amount at such time (or, except in the case of the Indebtedness or obligation guaranteed thereby being unutilized credit lines or transactions related to Swap Contracts, if larger, the maximum amount) of the Indebtedness or obligation guaranteed thereby.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the principal component of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract (other than Swap Contracts that are designated by such Person as hedges in accordance with GAAP);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than intercompany liabilities and trade accounts payable in the ordinary course of business, which shall not constitute Indebtedness for purposes of this clause (d) or any other clause of this definition);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital leases obligations of such Person; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. Notwithstanding the foregoing, the following shall not be considered to be or otherwise be included as Indebtedness: (A) any obligation of the Borrower or any of its Subsidiaries under any derivative transaction that qualifies as a derivative under FAS 133 and (B) any obligation (including any contingent obligation) of the Borrower or any of its Subsidiaries under any capital support agreement to provide capital support to one or more Subsidiaries by way of equity or debt investments in such Subsidiaries or any guaranty by any of the Borrower or any Subsidiary of a Subsidiary’s obligations under any such capital support agreement.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Insurance Subsidiary” means any Subsidiary of the Borrower designated as an Insurance Subsidiary on Schedule 1.01, as such Schedule may from time to time be amended, modified, supplemented or restated.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date and (b) as to any Base Rate Loan, September 30, 2006, and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day (the “Original Date”) that is not a Business Day shall be extended to the Business Day next succeeding such Original Date unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such Original Date;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lead Arranger” means Goldman Sachs Credit Partners L.P., in its capacity as lead arranger of the credit facility established pursuant to this Agreement.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that “Lien” shall not include (a) any reserve established in respect of insurance obligations on the books of the Borrower or any of its Subsidiaries (provided that such reserve shall not create any preferential claim or priority on any asset of such Person), (b) any reserve established in respect of any Swap Contract that is designated as a hedge in accordance with GAAP on the books of the Borrower or any of its Subsidiaries (provided that such reserve shall not create any preferential claim or priority on any asset of such Person) and (c) any preferential claim or priority on any asset of any insurance company Subsidiary granted or established under applicable insurance laws.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement and each Note.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Subsection 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Margin Stock” has the meaning ascribed to such term in Regulation U of the FRB.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its obligations under any Loan Document or (c) a material adverse effect on the legality, validity or enforceability of any Loan Document.

“Material Insurance Subsidiary” means, at any date of determination, (i) each of PMI Mortgage Insurance Co. and Residential Guaranty Company and (ii) any other Insurance Subsidiary that at such date is a Material Subsidiary.

“Material Subsidiary” means, at any date of determination, any Subsidiary that, together with its Subsidiaries, is the owner of at least 20% of the consolidated total assets of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means November 22, 2006.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” has the meaning set forth in Section 7.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, the aggregate amount of cash received (directly or indirectly), whether as initial consideration or through the payment of deferred consideration, by or on behalf of the Borrower or its Affiliates in connection with the settlement of any purchase contract forming part of a 5 7/8% Hybrid Income Term Security Unit of the Borrower, after deducting therefrom reasonable fees and expenses related thereto, reasonably incurred by the Borrower in connection therewith.

“Net Risk in Force” means, with respect to any Insurance Subsidiary, at any date, the dollar amount equal to, in the case of primary insurance issued by such Insurance Subsidiary, the product of each insured mortgage loan’s current principal balance multiplied by such loan’s coverage percentage or, in the case of pool insurance issued by such Insurance Subsidiary, the remaining aggregate loss limit, in each case net of third-party reinsurance, in each case as determined at such date.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Subsection 3.01(b).

“Participant” has the meaning specified in Subsection 10.07(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Debt” means, on any date, the aggregate outstanding principal amount of the Loans, after giving effect to any Borrowing or any prepayments or repayments occurring on such date.

“Pro Rata Share” means, with respect to each Lender, (a) at any time prior to the termination of the Commitments of the Lenders, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitment at such time and (b) at any time after the termination of the Commitments of the Lenders, a fraction (expressed as a fraction, carried out to the ninth decimal place), the numerator of which is the portion of the Principal Debt owing to such Lender at such time and the denominator of which is the Principal Debt at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. If the Commitments have terminated or expired and the Principal Debt has been repaid, the Applicable Percentages shall be determined based upon the Commitments most recently in effect or the Principal Debt most recently outstanding, as the case may be, giving effect to any assignments.

“Ram Re Company” means RAM Reinsurance Company Ltd. and any of its subsidiaries.

“Ratings Agencies” means Moody’s, S&P and Fitch.

“Register” has the meaning specified in Subsection 10.07(b).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders whose Pro Rata Shares aggregate more than 50%.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, controller or treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Risk to Capital Ratio” means, with respect to any Insurance Subsidiary, at any date, the ratio of (i) Net Risk in Force of such Insurance Subsidiary to (ii) Statutory Capital of such Insurance Subsidiary, in each case at such date.

“SAP” shall mean statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority in the United States succeeding to any of its principal functions.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Statutory Capital” means, with respect to any Insurance Subsidiary, at any date, the sum of Statutory Surplus of such Insurance Subsidiary and the contingency reserve of such Insurance Subsidiary, in each case at such date.

“Statutory Surplus” means with respect to any Insurance Subsidiary as of the date of an Annual Statement issued by such Insurance Subsidiary, the total amount shown on line 35, page 3, column 1 of the 2005 Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner in accordance with SAP for any date other than one as of which an Annual Statement is prepared. Notwithstanding the foregoing, if the format of the Annual Statement is changed in future years so that different information is contained in such line or such line no longer exists, it is understood that the foregoing shall refer to information consistent with that reported in the referenced line in the 2005 Annual Statement of such Insurance Subsidiary.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof; provided that so long as any FGIC Company or CMG Company is not included as a consolidated subsidiary of the Borrower in the Borrower’s financial statements, such FGIC Company or CMG Company, as the case may be, shall not be considered a “Subsidiary” under this Agreement. Unless the context otherwise clearly requires, references herein to a Subsidiary refer to a Subsidiary of the Borrower.

“Supervisory Authority” means, with respect to the Borrower or any Material Subsidiary, the department of insurance of the state of domicile of the Borrower or such Material Subsidiary, as the case may be.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” has the meaning specified in Subsection 3.01(a).

“Threshold Amount” means $45,000,000.

“Triggering Acquisition” means (i) the merger or consolidation of the Borrower or any Subsidiary with or into any other Person, (ii) the purchase or acquisition by the Borrower or any Subsidiary of all or substantially all of the assets, properties, Capital Stock or Debt Securities of any other Person, or all or substantially all of the assets or properties that constitute a division, business unit, financial reporting segment or similar organizational unit of any other Person, (iii) the purchase or acquisition by the Borrower or any Subsidiary of any Capital Stock or Debt Securities of any other Person that is not an Affiliate of the Borrower prior to such purchase or acquisition if, as a result of such purchase or acquisition, such Person becomes an Affiliate of the Borrower, (iv) the issuance by the Borrower or any Subsidiary of any Capital Stock or Debt Securities, or the incurrence of any other Indebtedness by the Borrower or any Subsidiary, issued or incurred to finance any such merger, consolidation, purchase or acquisition in the foregoing clauses (i) through (iii) or (v) the entry by the Borrower or any Subsidiary into an agreement to do any of the foregoing in clauses (i) through (iv), in each case, which results, directly or indirectly, in a downgrade in the ratings assigned by at least two of the three Rating Agencies to the Borrower’s senior unsecured non-credit enhanced indebtedness at least one level below the rating in effect prior to such transition. For the avoidance of doubt, neither the placement of the Borrower on ‘credit watch’, nor a change in ‘outlook’, will be deemed to constitute a downgrade.

“Triggering Downgrade Date” means, in connection with any Triggering Acquisition, the date on which at least two of the three Rating Agencies shall have downgraded their ratings assigned to the Borrower’s senior unsecured non-credit enhanced indebtedness at least one level below the rating in effect prior to such transition.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Subsection, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower described in Subsection 5.05(a), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or SAP, as applicable, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as applicable, (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, prior to such change therein.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto or waivers thereof, but only to the extent that such amendments, restatements, extensions, supplements and other modifications or waivers are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. Loans. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make, on a single Business Day not later than September 1, 2006 selected by the Borrower (the “Funding Date”), a loan (each such loan, a “Loan”) to the Borrower in an amount equal to such Lender’s Commitment. Amounts borrowed under this Section and subsequently repaid or prepaid may not be reborrowed. The principal of and interest accrued on the Loans shall be due and payable in full on the Maturity Date (or at such earlier time or times as shall be provided herein). Each Lender’s Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the funding of such Commitment on such date.

(b) Borrowing Mechanics for Loans.

(i) The Borrower shall deliver to the Administrative Agent in writing a fully executed Loan Notice not later than three Business Days prior to the Funding Date. Promptly upon receipt by the Administrative Agent of such Loan Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office (or such other office designated by the Administrative Agent to such Lender). Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

SECTION 2.02. Conversions and Continuations of Loans. (a) Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any conversion of Base Rate Loans to or continuation of Eurodollar Rate Loans as Eurodollar Rate Loans or (ii) on the date of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Subsection 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. A conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. A conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) if applicable, the Type of Loans to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as or converted to (as the case may be) Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.

(c) Unless the Borrower pays all amounts, if any, due under Section 3.05, except as otherwise provided herein, a continuation or conversion of a Eurodollar Rate Loan shall be effective only as of the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent may (and upon the request of the Required Lenders shall) prohibit Loans from being requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

SECTION 2.03. Prepayments. (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans, (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of (1) $5,000,000 or a whole multiple of $1,000,000 in excess thereof or (2) equal to the entire principal amount thereof then outstanding and (c) any prepayment of Base Rate Loans shall be in a principal amount of (1) $500,000 or a whole multiple of $100,000 in excess thereof or (2) equal to the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and shall be irrevocable; provided, however, that if such notice is given in connection with the settlement of any purchase contract forming part of a 5 7/8% Hybrid Income Term Security Unit of the Borrower and such settlement does not occur for reasons other than the failure of the Borrower to deliver shares of its common stock as required by to the terms of such purchase contract, the Borrower may revoke such notice. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) Settlement of Purchase Contracts. Not later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from the settlement of any purchase contract forming part of a 5 7/8% Hybrid Income Term Security Unit of the Borrower (or, not later than the first Business Day, in the event of the settlement of any such purchase contract on November 15, 2006), the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds. Concurrently with any prepayment of the Loans pursuant to this Section 2.03(b), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the calculation of the amount of the Net Cash Proceeds, including the number of purchase contracts that were settled. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess.

(c) Triggering Acquisitions. If the Borrower consummates a Triggering Acquisition, not later than the third Business Day following the Triggering Downgrade Date, the Borrower shall prepay all outstanding Loans in full, together with all accrued interest thereon and any additional amounts required pursuant to Section 3.05.

SECTION 2.04. Termination or Reduction of Commitments. The Borrower may, at any time prior to the Funding Date, upon notice to the Administrative Agent, terminate the Aggregate Commitment, or from time to time at any time prior to the Funding Date, permanently reduce the Aggregate Commitment; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction and (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share. In the case of a termination of the Aggregate

Commitment, all facility fees accrued to the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination. On the date of effectiveness of any reduction of the Aggregate Commitment, all delayed draw fees accrued on the portion of the Aggregate Commitment reduced pursuant to such reduction shall be paid.

SECTION 2.05. Repayment of Loans. On the Maturity Date the Borrower shall repay the Principal Debt then unpaid and outstanding (if any), together with all other amounts owed hereunder.

SECTION 2.06. Interest. (a) Subject to the provisions of Subsection 2.06(b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07. Fees. (a) Delayed Draw Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Pro Rata Share, a delayed draw fee equal to the Delayed Draw Fee Rate times the actual daily amount of the Aggregate Commitment from and including the Closing Date to but excluding the earlier of the Funding Date and September 29, 2006. The delayed draw fee shall accrue from and after the Closing Date and shall be due and payable on the Funding Date.

SECTION 2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

SECTION 2.09. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the

Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

SECTION 2.10. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, each payment by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein for such payment. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Subsection 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make its Loans on the date of any Borrowing shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.11. Sharing of Payments. If, other than as expressly provided herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

Taxes, Yield Protection and Illegality

SECTION 3.01. Taxes. (a) Subject to the provisions of Subsection 10.15(a)(iii), any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (x) taxes (and withholdings in respect thereof) imposed on or measured by its overall net income and (y) branch profits taxes, franchise taxes, taxes on doing business and taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such taxes (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). Subject to the provisions of Subsection 10.15(a)(iii), if the Borrower shall be required by any applicable Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received (on an after-tax basis) had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt, or other evidence reasonably satisfactory to the Administrative Agent, evidencing payment thereof; provided that the Borrower shall not be required to increase any sum payable to any Lender with respect to any Taxes that are attributable to such Lender’s failure to comply with the requirements of Section 10.15.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to the provisions of Subsection 10.15(a)(iii), the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this Subsection 3.01(c) shall be made within 30 days after the date the affected Lender or the Administrative Agent makes a demand to the Borrower therefor.

(d) If the Borrower is required to pay any amounts pursuant to this Section 3.01 to or for the account of the Administrative Agent or any Lender, and if thereafter the Administrative Agent or such Lender, as the case may be, receives a refund (including if such refund is not actually received but is applied against other Tax or Other Tax obligations owed by such Lender or Administrative Agent to the same taxing authority) of any Taxes or Other Taxes paid by or on behalf of the Administrative Agent or such Lender, as the case may be, that is attributable solely to the amounts so paid by the Borrower, the Administrative Agent or such Lender, as the case may be, shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower, within 30 days after the date the Administrative Agent or such Lender, as the case may be, actually receives such refund, an amount equal to the portion of such refund as will leave it, after such payment, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amount or indemnification payment had not been paid by the Borrower. Nothing in this Subsection 3.01(d) shall require the Administrative Agent or any Lender to conduct its business or arrange or alter in any respect its tax or financial affairs so that it is to receive such refund. Neither the Administrative Agent nor any Lender shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this Subsection 3.01(d).

SECTION 3.02. Illegality. If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority of competent jurisdiction has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notification such Lender shall make promptly upon the cessation of the circumstances giving rise to such determination). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert (at the Borrower’s option) all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Administrative Agent in good faith determines (which determination shall be final and conclusive, absent manifest error, and binding upon all parties hereto), that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, any request for a conversion to or continuation of Eurodollar Rate Loans will be deemed to be a request for a conversion to or continuation of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any applicable Law, or such Lender’s compliance therewith, in each case after the date of this Agreement, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Subsection 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income of such Lender and (iii) reserve requirements contemplated by Subsection 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts, within 15 days after the date such Lender makes a demand to the Borrower therefor, as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any applicable Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, in each case after the date of this Agreement, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies and those of its holding company with respect to capital adequacy), then from time to time, within 15 days after the date such Lender makes a demand to the Borrower therefor, (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

SECTION 3.05. Funding Losses. Subject to Section 3.06, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment by the Borrower of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits (other than the Applicable Margin) but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to all Requests for Compensation. (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods, but shall treat the Borrower in a manner that is consistent with the treatment of other similarly situated borrowers.

(b) Before making a claim for compensation under Section 3.01 or 3.04, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid or minimize the compensation to be claimed.

(c) Upon any Lender’s making any claim for compensation under Section 3.01 or 3.04 or delivering of a notice pursuant to the provisions of Section 3.02, the Borrower may replace such Lender in accordance with Section 10.16.

SECTION 3.07. Survival. All of the Borrower’s obligations under this Article III (except under Section 3.02 and 3.03) shall survive termination of the Aggregate Commitment and repayment of all other Obligations under the Loan Documents.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Conditions of Effectiveness. (a) The effectiveness of the Lenders’ Commitments under this Agreement are subject to the satisfaction (or waiver) of the following conditions precedent:

(i) The Administrative Agent shall have received the following, each of which shall be originals or facsimiles or electronic image scans thereof (followed promptly by originals), each properly executed by a Responsible Officer of the Borrower (unless otherwise specified), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(1) this Agreement executed by each party hereto;

(2) a Note executed by the Borrower in favor of each Lender requesting a Note;

(3) such certificates or resolutions or other action or incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents and resolutions of the Board of Directors of the Borrower approving and authorizing (A) the execution, delivery and performance of this Agreement and the other Loan Documents and (B) the entry into the Accelerated Share Repurchase Program and the execution, delivery and performance of any agreement governing such program, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;

(4) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the state of its organization; and

(5) favorable opinions of Sullivan and Cromwell LLP and the Borrower’s General Counsel, addressed to the Administrative Agent and each Lender, in form substantially as set forth in Exhibits E-1 and E-2.

(ii) Any and all costs and expenses incurred by the Administrative Agent prior to or on the Closing Date and required to be paid or reimbursed by the Borrower pursuant to the terms hereof, including the fees and expenses of Cravath, Swaine & Moore LLP, counsel to the Administrative Agent, shall have been so paid or reimbursed.

(iii) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(iv) On and as of the Closing Date, no Default shall exist.

(v) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (iii) and (iv) of this Section 4.01(a).

(b) Upon the satisfaction of all of the conditions to effectiveness (or waiver thereof) set forth in Section 4.01(a), the Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of this Agreement, and such notice shall be binding on all parties hereto.

SECTION 4.02. Conditions of the Borrowing. The obligation of each Lender to make its Pro Rata Share of the Borrowing on the Funding Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received a written Loan Notice from the Borrower.

(b) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of and after giving effect to such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) On and as of the date of such Borrowing, no Default shall exist or would result from the consummation of such Borrowing.

(d) The Borrower shall have accepted, or shall contemporaneously with such Borrowing accept, shares of its common stock for purchase pursuant to the Accelerated Share Repurchase Program, and the principal amount of the Borrowing shall not exceed the payment required to be made by the Borrower in connection with such acceptance.

(e) In accordance with the terms of the Borrower’s 5 7/8% Hybrid Income Term Security Units, (i) on August 15, 2006, all senior notes comprising part of the Borrower’s 5 7/8% Hybrid Income Term Security Units were successfully remarketed; (ii) the proceeds of such remarketing were used to purchase U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to November 15, 2006 in an aggregate amount at maturity equal to at least $345,000,000; and (iii) as of the Funding Date, such U.S. Treasury securities are held by The Bank of New York, as collateral agent, for the benefit of the Borrower.

(f) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b), (c) and (e) of this Section 4.02.

(g) On and as of the Funding Date, the Administrative Agent shall have received from the president, chief financial officer or another senior financial or accounting officer of the Borrower a solvency certificate substantially in the form of Exhibit F.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. The Borrower and each Material Subsidiary (a) is (i) duly organized, validly existing and (ii) in good standing under the Laws of the jurisdiction of its formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower or any Material Subsidiary is a party or (ii) any order, injunction, writ or decree of any Governmental Authority of competent jurisdiction or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law, except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, creation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority of competent jurisdiction or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for approvals, consents, exemptions, authorizations, other actions by, or notices to, or filings with, any Governmental Authority of competent jurisdiction or any other Person (a) that have been given, taken, or made or are in full force and effect or (b) the failure of which to give, take or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) The Borrower has delivered to the Administrative Agent for delivery to the Lenders true and complete copies of (i) the audited consolidated balance sheets of the Borrower for the fiscal years ended December 31, 2003, 2004 and 2005 and the related audited consolidated statements of income for the fiscal years then ended and (B) the unaudited consolidated balance sheets of the Borrower as of March 31 and June 30, 2006, and the related unaudited consolidated statements of income for the three and six month periods then ended, together with all accompanying notes and schedules thereto, if any (collectively, the “Financial Statements”). The balance sheets and statements of income included in the Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present in accordance with GAAP, in all material respects, the consolidated financial position and the results of operations of the Borrower as of the dates and for the periods presented therein (subject, in the case of interim period financial statements, to normal year-end adjustments, none of which, on the date hereof, are expected to be material, and subject, in the case of unaudited financial statements, to the absence of footnotes).

(b) Since the date of the most recent audited financial statements described in Subsection 5.05(a), there has been no condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, before any Governmental Authority of competent jurisdiction, by or against the Borrower or any Material Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) are reasonably likely to be adversely determined and, if so adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07. No Default. Neither the Borrower nor any Material Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 5.08. Taxes. The Borrower and its Material Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid, or made provision for the payment of, all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except for failures to so file or pay that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. ERISA Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and its Material Subsidiaries (a) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan, (b) are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and (c) have not incurred any liability to the PBGC or a Pension Plan under Title IV of ERISA.

SECTION 5.10. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage as one of its principal activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. The application of the proceeds of each Borrowing by the Borrower will not result in a violation of Regulations U or X of the FRB and, after application of such proceeds, not more than 25% of the value of the assets of the Borrower will consist of Margin Stock.

(b) Neither the Borrower nor any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.11. Disclosure. The statements, information, reports, representations and warranties made by the Borrower (other than any statements, information or reports that contain, or representations or warranties made in respect of, any forecast or financial projection) and furnished to the Administrative Agent or the Lenders by the Borrower in connection with the Loan Documents, when taken together with the information contained in the Company’s filings with the SEC, do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall

(except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.10) cause each Material Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for distribution to each Lender as soon as available, but in any event within 60 days after the end of the third fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing requirement, solely with respect to the delivery of financial statements and not with respect to the delivery of the certification of a Responsible Officer, shall be deemed to be satisfied for any fiscal quarter for which the Borrower shall have filed a Form 10-Q under the Exchange Act for such year within 60 days of the end thereof, so long as such Form 10-Q contains financial statements for such fiscal quarter that satisfy the requirements set forth in this Section 6.01.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01 (or, if such financial statements are delivered pursuant to the applicable proviso set forth in such Section, within five Business Days of the filing of the applicable Form 10-Q), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are available, notice of the filing of each registration statement that the Borrower may file with the SEC that contains material information regarding the Borrower or any Material Subsidiary;

(c) the following certificates and other information:

(i) not later than 30 days after received, a copy of any material financial examination reports or material market conduct examination reports by any Supervisory Authority with respect to any Material Insurance Subsidiary of the Borrower, or the Borrower should it at any time engage or become involved in the business of insurance, relating to the insurance business of such Material Insurance Subsidiary or, if applicable, the Borrower (when, and if, prepared); provided, that such Material Insurance Subsidiary or, if applicable, the Borrower, shall not have to deliver any interim report hereunder so long as a final report is issued and delivered to the Administrative Agent within 60 days of such interim report;

(ii) within two Business Days of the receipt of such notice, notice of the actual suspension, termination or revocation of any material license of the Borrower or any of its Material Insurance Subsidiaries by any Supervisory Authority or notice from any Supervisory Authority notifying the Borrower or any of its Material Insurance Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by any such Supervisory Authority which commits the Borrower or any of its Material Insurance Subsidiaries to take, or refrain from taking, any action which materially and adversely affects the authority of the Borrower and any of its Material Subsidiaries to conduct their business, taken as a whole; and

(iii) within two Business Days of the receipt of such notice, notice of any material pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Supervisory Authority concerning the business, practices or operations of the Borrower or any of its Material Insurance Subsidiaries; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may, through the Administrative Agent, from time to time reasonably request.

Documents required to be delivered by the Borrower pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.pmigroup.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such electronic copies until a written request to cease delivering electronic copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Subsection 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials to be posted on the Platform that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the

Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor” or another similar phrase.

SECTION 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any (i) ERISA Event, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Material Subsidiary and any Governmental Authority of competent jurisdiction, or (iii) the commencement of, or any material development in, any litigation or proceeding pursuant to any applicable Environmental Laws, in each case referred to in clauses (i), (ii) or (iii) of this subsection (b), that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) of any change in accounting policies or financial reporting practices by the Borrower or any Material Subsidiary that would result in a material change in the manner in which any financial covenant set forth in Section 7.06 is calculated or any financial determination under this Agreement is made.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to subsection (a) shall describe with particularity the provisions of this Agreement and any other Loan Document that, to the Borrower’s knowledge, have been breached.

SECTION 6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary, (b) all lawful claims which, if unpaid, would under applicable law become a Lien upon its property not permitted by Section 7.01 hereof, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case referred to in clause (a), (b) or (c), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except, in each case referred to in clause (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and to the extent available on commercially reasonable terms; provided that the Borrower and its Material Subsidiaries may self-insure to the same extent as such other Persons.

SECTION 6.07. Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have, individually or the aggregate, a Material Adverse Effect.

SECTION 6.08. Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP and SAP, as applicable, consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be.

SECTION 6.09. Inspection Rights. Subject to Section 10.08, permit the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom as may reasonably be requested, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower hereby authorizes such independent public accountants to do so; provided that, so long as no Event of Default exists, a representative of the Borrower shall be permitted to be present during the discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

SECTION 6.10. Use of Proceeds. The proceeds of the Loans made on the Funding Date shall be applied by Borrower solely to fund the Accelerated Share Repurchase Program, as contemplated hereby.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, of the Borrower or any Material Subsidiary, other than the following:

(a) Liens existing on December 15, 2004 and, if as to each Lien securing Indebtedness or any other obligation in an amount greater than $40,000,000, listed on Schedule 7.01;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or other public obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property existing on the date hereof or which do not materially interfere with the use of such real property in the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Subsection 8.01(g) or securing appeal or other surety bonds related to such judgments;

(h) Liens securing purchase money Indebtedness; provided that such Liens attach no later than 90 days after the purchase of the property subject thereto and do not at any time encumber any property other than the property financed by such Indebtedness;

(i) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Material Subsidiary and not created in contemplation of such acquisition;

(j) Liens arising under or existing as a result of any federal, state or foreign securities or insurance regulatory law, in each case, that are generally applicable to Persons that are similarly situated to the Borrower or its Material Subsidiaries and that are not unique to the Borrower or its Material Subsidiaries;

(k) any Lien existing on the property, assets or revenues of any entity that merges into the Borrower or any Material Subsidiary, or into which, the Borrower or any Material Subsidiary is merged; provided that such Lien was not created in contemplation of such merger;

(l) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by Liens permitted by clauses (a), (c), (h), (i) or (k) preceding; provided that such Indebtedness is not increased and such Liens do not encumber any property other than the property already subject to such Liens;

(m) Liens on cash, cash equivalents and investment securities securing obligations under repurchase agreements entered into by the Borrower or any Material Subsidiary in the ordinary course of business; and

(n) any other Liens; provided that the aggregate principal amount of Indebtedness or other obligations outstanding at any time secured by such other Liens does not exceed $100,000,000.

SECTION 7.02. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into (each, a “Merger”) another Person, except that:

(a) any Material Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; and

(b) the Borrower or any Material Subsidiary may merge with any other Person (other than pursuant to a transaction described in clause (a) above); provided that (i) in the case of the Borrower, either (x) the Borrower shall be the surviving entity to such Merger or (y) the surviving entity to such Merger shall (1) be incorporated in the United States or any State thereof, (2) expressly assume the obligations of the Borrower hereunder pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and (3) have long-term unsecured debt ratings that are equal to or better than such ratings of The PMI Group, Inc. in effect immediately prior to such Merger, (ii) in the case of any Material Subsidiary, either (x) such Material Subsidiary shall be the surviving entity to such Merger or (y) the surviving entity to such Merger shall (1) be incorporated in the United States or any State thereof and (2) have long-term unsecured debt ratings and claims-paying ability (if any) that are equal to or better than such ratings and claims-paying ability (if any) of such Material Subsidiary in effect immediately prior to such Merger, (iii) the Borrower (or surviving entity to the Merger as the case may be) and its Subsidiaries, as a whole, will have the mortgage guaranty business as one of their principal businesses and (iv) no Default would exist or would result therefrom. From and after the consummation of any Merger by the Borrower permitted pursuant to clause (i)(y) of this Section, all references to the “Borrower” or the “Borrower’s Board of Directors” under this Agreement shall be references to the surviving entity to such Merger and its board of directors. Nothing in this Section shall be construed to constitute a waiver of any Change of Control.

SECTION 7.03. Asset Dispositions. Except as otherwise permitted by Section 7.02, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and Capital Stock of any of its Material Subsidiaries) to any Person who is not a wholly-owned Subsidiary (any of the foregoing, an “Asset Disposition”); provided that the Borrower and its Material Subsidiaries may consummate (a) Asset Dispositions in the ordinary course of their business and (b) so long as no Default exists or would result therefrom, any other Asset Disposition if, immediately after giving effect thereto, the aggregate fair market value (determined at the time of the applicable Asset Disposition) of all assets subject to Asset Dispositions (other than those described in clause (a)) consummated by the Borrower and its Material Subsidiaries after the Closing Date does not exceed 25% of Consolidated Net Worth as of June 30, 2006.

SECTION 7.04. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower that is not a wholly-owned Subsidiary of the Borrower or of a Material Subsidiary, except on terms determined by the Borrower or such Material Subsidiary to be substantially as favorable to the Borrower or such Material Subsidiary as would be obtainable by the Borrower or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that (i) with respect to any transaction or series of related transactions involving aggregate consideration in excess of the Threshold Amount, such determination shall be evidenced by a resolution of the Board of Directors of the Borrower or such Material Subsidiary, as the case may be, and (ii) the foregoing restriction shall not apply to transactions between or among the Borrower and/or any of its wholly-owned Material Subsidiaries, on the one hand, and any one or more FGIC Companies and/or any one or more Ram Re Companies, on the other.

SECTION 7.05. Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, in a manner that would violate Regulation U or X of the FRB.

SECTION 7.06. Financial Covenants. (a) Adjusted Consolidated Net Worth. Permit Adjusted Consolidated Net Worth at any time to be less than 70% of Adjusted Consolidated Net Worth as of June 30, 2006.

(b) Maximum Risk to Statutory Capital Ratio. Permit at any time the Risk to Capital Ratio of PMI Mortgage Insurance Co. to be greater than 23.0 to 1.0.

SECTION 7.07. Settlement of Purchase Contracts. In connection with the settlement of any purchase contract forming part of a 5 7/8% Hybrid Income Term Security Unit of the Borrower, the Borrower shall use only newly issued shares of its common stock to settle such purchase contract and shall not use any shares of its common stock that had previously been issued and were being held in treasury.

ARTICLE VIII

Events Of Default And Remedies

SECTION 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within four Business Days after the same becomes due, any interest on any Loan, or any facility or other fee due hereunder, or (iii) within five Business Days after written notice of such failure shall been given to the Borrower by the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05 with respect to the Borrower or Sections 6.10 or 7.06; or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03 or 7.04 and such failure continues for 25 days; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement, including in Section 4.02(b), any Compliance Certificate or any other written certification delivered pursuant hereto shall be incorrect in any material respect when made; or

(e) Cross-Payment Default and Cross-Acceleration. The Borrower or any Material Subsidiary (A) fails to make any payment when due (following the expiration of any applicable grace with regards to such payment) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder but including Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Indebtedness having an aggregate principal amount of more than the Threshold Amount to be demanded or to become due prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. (i) The Borrower or any Material Subsidiary shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally as they become due; or (ii) the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. Enforcement proceedings are commenced by any creditor upon any final judgment or order that has been entered against the Borrower or any Material Subsidiary for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent the payment of money with respect thereto is not covered by independent third-party insurance or reinsurance as to which the insurer or reinsurer does not then dispute coverage or liability) or there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Material Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect, or the Borrower denies in writing that the Borrower has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default under Subsection 8.01(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower (or to any Person identified by the Borrower) or as otherwise required by applicable Law.

ARTICLE IX

Administrative Agent

SECTION 9.01. Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

SECTION 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action in accordance with this Agreement, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Administrative Agent. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative

Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Administrative Agent in its Individual Capacity. Goldman Sachs Credit Partners L.P. and its Affiliates may make loans to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Goldman Sachs Credit Partners L.P. were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs Credit Partners L.P. or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Goldman Sachs Credit Partners L.P. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Goldman Sachs Credit Partners L.P. in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “book manager” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

SECTION 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices, demands and other communications provided for hereunder shall be in writing (including by facsimile or electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Subsection 10.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Borrower in a notice to the Administrative Agent;

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(iii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid, (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Subsection 10.02(b) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or electronic image scan. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic image scan document or signature.

(c) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, absent the gross negligence or willful misconduct of the Person seeking indemnification. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration (to include amendments, waivers, consents or other modifications), syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent; provided that (i) the Borrower shall be required to pay the reasonable fees and expenses of only one counsel for the Administrative Agent and the Lenders in connection with the negotiation of the Loan Documents, and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be required to pay the legal fees of any counsel to any Lender (other than the reasonable legal fees of counsel to the Administrative Agent). After the occurrence and during the continuance of an Event of Default, the Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any Loan Documents. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitment and repayment of all other Obligations.

SECTION 10.05. Indemnification by the Borrower. (a) In addition to the payment of expenses pursuant to Section 10.04, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Administrative Agent and each Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of the Administrative Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against each Lender, the Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with or as a result of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the

Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

(c) For the purpose of this Section, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for Indemnitees (which such fees and disbursements shall be reasonable, documented and out-of-pocket) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Document or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents).

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns. (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. The Borrower’s rights or obligations hereunder or any interest therein may not be assigned or delegated by the Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Administrative Agent’s Office a register for the recordation of the names and addresses of the Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender

(with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of this Section 10.07, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Goldman Sachs Credit Partners L.P. to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 10.07, and the Borrower hereby agrees that, to the extent Goldman Sachs Credit Partners L.P. serves in such capacity, Goldman Sachs Credit Partners L.P. and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment and Assumption effecting the assignment or transfer thereof. Each assignment shall be recorded in the Register on the Business Day the Assignment and Assumption is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time; prompt notice thereof shall be provided to the Borrower; and a copy of such Assignment and Assumption shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments and shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender)):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon the consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed);

(d) Mechanics. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United

States Federal income tax withholding matters as the assignee may be required to deliver under an Assignment and Assumption and this Agreement. Notwithstanding anything herein or in any Assignment and Assumption to the contrary and (i) unless notice to the contrary is delivered to the Lenders from the Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Loan to but excluding the Assignment Effective Date. On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Loan, whether such interest accrued before or after the applicable Assignment Effective Date.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act of 1933, as amended, or the Exchange Act , or other Federal securities laws (it being understood that, subject to the provisions of this Section 10.07, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.07, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities and expense reimbursement provisions hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder, and all other provisions which survive the termination hereof, including Sections 3.01, 3.04 and 3.05); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation (each such person, a “Participant”). The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.07, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the FRB and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

SECTION 10.08. Confidentiality. Each Lender shall hold all non public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.08), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Contracts (provided, such potential assignees, transferees, participants, counterparties and advisors are advised of and agree in writing to be bound by the provisions of this Section 10.08), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from any of the Administrative Agent or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by The National Association of Insurance Commissioners or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information.

SECTION 10.09. Set-off. In addition to any rights and remedies of the Lenders provided by applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing by the Borrower to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) and the Administrative Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), two duly signed completed copies of (x) IRS Form W-8BEN or any successor thereto, (y) IRS Form W-8ECI or any successor thereto or (z), in the case of a Foreign Lender claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate in form and substance satisfactory to the Administrative Agent and the Borrower, representing that such Foreign Lender is not a “person” described in Section 871(h)(3) or Section 881(c)(3) of the Code, and an IRS Form W-8BEN or any successor thereto, claiming complete exemption from, or a reduced rate of, United States withholding tax on all payments by the Borrower under the Loan Documents. Thereafter and from time to time as requested by the Borrower, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (C) deliver such new forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender and (D) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, if it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement, or if it ceases to act for its own account at a date after the date the Foreign Lender became a party to this Agreement, the date such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion) or the Borrower, (A) two duly signed completed copies of the forms or statements required to be furnished by such Lender as set forth in Subsection 10.15(a)(i) above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Subsection 10.15(a), (B) if such Lender shall have failed to satisfy the foregoing provisions of this Subsection 10.15(a), (C) with respect to U.S. withholding tax, if the applicable forms or certificates furnished in accordance with this Subsection 10.15(a) do not establish a complete exemption from U.S. withholding tax or if such forms or certificates are untrue, inaccurate, incomplete, or invalid in any material respect, or (D) with respect to U.S. withholding tax, if the Lender designates a successor lending office at which it maintains its Loans and such designation causes such Lender to be obligated to make tax payments in excess of the payments it would have been obligated to make absent such designation; provided, however, that the Borrower shall be required to pay amounts that would not have been imposed on a Lender that has previously satisfied and, to the extent permitted to do so by applicable law, continues to satisfy Subsections 10.15(a)(i) and (ii) but for a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof (including a change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration, or application thereof that makes it unlawful for the Lender to furnish the forms or certificates described in this Subsection 10.15(a)) occurring after the date such Lender became a party to this Agreement or ceased to act for its own account.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Subsection 10.15(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitment, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

SECTION 10.16. Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Subsection 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. The Borrower shall (x) pay any amounts payable to the Lender being replaced pursuant to Section 3.05 and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans.

SECTION 10.17. Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE

COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

SECTION 10.18. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.19. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III, Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 10.20. Electronic Execution of Assignments. In connection with any assignment by a Lender of all or a portion of its rights and obligations under this Agreement pursuant to Section 10.07, electronic signatures on any Assignment and Assumption and the keeping of records in electronic form shall be of the same legal effect, validity or enforceability as manually executed signatures or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally blank.]

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE PMI GROUP, INC.,

By	/s/ Donald P. Lofe, Jr.
Name:	Donald P. Lofe, Jr.
Title:	Executive Vice President and Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P.,

By	/s/ William W. Archer
Name:	William W. Archer
Title:	Managing Director

[SIGNATURE PAGE TO THE PMI GROUP, INC. BRIDGE LOAN CREDIT AGREEMENT]